As Filed with the Securities and Exchange Commission on April 24, 1996.
                                             File No.
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                   DOMINION DIRECT INVESTMENT
  (an Automatic Dividend Reinvestment and Stock Purchase Plan)
                             FORM S-3
                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933
                     DOMINION RESOURCES, INC.
      (Exact name of registrant as specified in its charter)
             VIRGINIA                           54-1229715
   (State or other jurisdiction of          (I.R.S. Employer
  incorporation or organization)            Identification No.)
                        901 E. BYRD STREET
                     RICHMOND, VIRGINIA 23219
                          (804) 775-5700
(Address including zip code, and telephone number, including area code, of registrant's principal executive offices)
           LINWOOD R. ROBERTSON, SENIOR VICE PRESIDENT
         W. H. RIGGS, JR., ASSISTANT CORPORATE SECRETARY
                     DOMINION RESOURCES, INC.
          901 E. BYRD STREET, RICHMOND, VIRGINIA  23219
                          (804) 775-5700
(Name, address, including zip code, and telephone number, including area code, of agent of service)
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after effectiveness
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
               CALCULATION OF REGISTRATION FEE (*)
                                                   Proposed
Title of Each                       Proposed       Maximum
Class of              Amount         Maximum       Aggregate    Amount of
Securities            to be      Offering Price    Offering    Registration
to be Registered     Registered     Per Share       Price         Fee

Common Stock,
without par value. . 6,000,000       $38.00      $228,000,000    $78,621
                     shares

(*) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based upon the average of the high and low prices reported on the New York Stock Exchange composite tape by The Wall Street Journal for April 19, 1996.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
DOMINION RESOURCES, INC.
6,000,000 Shares of Common Stock
(Without Par Value)

Dominion Direct Investment

Dominion Resources, Inc. (Dominion Resources) hereby offers, effective July 8, 1996, Dominion Direct Investment (Dominion Direct), a stock purchase plan designed to promote long-term ownership among investors, especially customers of Virginia Power and North Carolina Power, who are committed to investing a minimum amount and building their ownership of Dominion Resources common stock (DRI Shares) over time. Under Dominion Direct:

     - Non-shareholders may enroll either by investing a lump sum of $250 or more or by committing to make monthly installment payments of $40 or more for at least one year. You may authorize monthly automatic electronic withdrawals (Automatic Investments) of $40 or more to be transferred from your bank account to Dominion Direct starting in 1997.

     - All shareholders who hold DRI Shares in their names may purchase shares through Dominion Direct by making either monthly or periodic invest-ments of $40 or more.

     - As a participant in Dominion Direct you may reinvest all or part of your dividends for the purchase of additional shares, or you may receive cash dividends on shares held in Dominion Direct.

     - You may deposit your Dominion Resources stock certificates with the Administrator for safekeeping, whether or not you reinvest your dividends.

     - You may obtain a certificate or sell all or part of your DRI Shares through Dominion Direct.

     - There are no fees to pay with Dominion Direct other than a brokerage fee when you sell DRI Shares, which is expected to be no more than seven cents per share.

Dominion Resources Shareholder Administration will be Administrator for Dominion Direct (Administrator). All Dominion Direct purchases will be made at 100% of the then current market price of DRI Shares, calculated as described herein, either newly issued from Dominion Resources or in the open market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         THE DATE OF THIS PROSPECTUS IS _________, 1996.

AVAILABLE INFORMATION

     Dominion Resources is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 1934 Act) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the SEC). Such reports, proxy statements and other information filed by Dominion Resources can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional
Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; Los Angeles Regional Office, 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036; and New York Regional Office,
7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. DRI Shares are listed on the New York Stock Exchange. Reports, proxy statements and other information concerning Dominion Resources can be inspected at the office of the New York Stock Exchange at Room 401, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated in and made a part of this Prospectus by reference the following documents filed with the SEC pursuant to the 1934 Act.

  1. Dominion Resources' Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

  2. The description of the class of securities to be offered, which is contained in Dominion Resources' registration statement on Form 8-B (Item 4), dated April 29, 1983, including any amendment or report filed for the purpose of updating such description.

  All documents filed by Dominion Resources pursuant to Section 13(a), 13(c),
14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the DRI Shares pursuant hereto shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

  DOMINION RESOURCES HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH
PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, DOMINION RESOURCES, INC., P.O. BOX 26532, RICHMOND, VIRGINIA 23261-6532, TELEPHONE (804) 775-5700.

ABOUT DOMINION RESOURCES

Dominion Resources, Inc. is a holding company headquartered in Richmond, Virginia. Its primary business is an electric utility which operates as Virginia Power in Virginia and as North Carolina Power in North Carolina. It also operates business subsidiaries active in independent power production domestically and in Latin America; in the acquisition and sale of natural gas reserves; in financial services, and in real estate. More than 350,000 individuals and institutions hold, directly or indirectly, shares of Dominion Resources, which trades on the New York Stock Exchange (NYSE) under the symbol "D".

DOMINION DIRECT INVESTMENT

Purpose

Dominion Direct is a stock purchase plan designed to promote long-term ownership among investors, especially customers of Virginia Power and North Carolina Power, who are committed to investing a minimum amount and building their ownership of DRI Shares over time.

Administration

Dominion Resources Shareholder Administration will administer Dominion Direct by responding to inquiries from participants, maintaining records, sending statements of accounts, and performing other duties related to Dominion Direct. The Administrator will also administer the nominee account in which DRI Shares will be held for the benefit of Dominion Direct participants. An independent agent appointed by the Administrator will be responsible for purchasing and selling DRI Shares in the open market.

Eligibility

Any person who resides in the U.S. or any legal entity that resides in the U.S. is eligible to participate in Dominion Direct. For foreign investors, participation is limited to shareholders and Dominion Resources employees whose participation would not violate applicable laws and regulations. Regulations in certain countries may limit or prohibit participation in Dominion Direct. Therefore, if you reside outside the U.S. and wish to participate in Dominion Direct, you should first determine whether you are subject to any governmental regulations affecting your participation.

Enrollment Procedures

  Shareholders

  Dominion Direct continues and expands the Dominion Resources Automatic
  Dividend Reinvestment and Stock Purchase Plan.   If you participate in
  that plan, you will be automatically enrolled in Dominion Direct. However, if you desire to change your participation in any way, you must file a change form with the Administrator.

  Any other registered shareholder may join Dominion Direct by returning a completed Enrollment Form.

  Non-shareholders

  You may join Dominion Direct by returning a completed Enrollment Form along with an investment of $250 or more or by committing to make installment investments of $40 or more a month for at least one year. Authorization for Automatic Investments of $40 or more per month will be available starting in 1997. See Methods of Investment--Automatic Payments on page 3.

  "Street Name" Holders

  As a beneficial owner of DRI Shares held on your behalf by a bank, broker, or agent you must complete and return an Enrollment Form along with a check for $250 or more (made payable to "Dominion Resources, Inc.") before you can purchase DRI Shares through Dominion Direct. You also may enroll in Dominion Direct by committing to make installment investments of $40 or more a month for at least one year. A completed Enrollment Form should be returned with your first payment.

  At this time, if your shares are held in "street-name" you cannot reinvest dividends from these shares through Dominion Direct. However, you may transfer DRI Shares to a Dominion Direct account by instructing your agent to register the shares in your name and deliver a certificate to you. See Safekeeping on page 5.

Methods of Investment

Once enrolled, you may make either monthly or periodic investments. All monies to purchase DRI Shares through Dominion Direct must be received by or drawn from your account two business days prior to the date on which DRI Shares are purchased. If this deadline is not met, the funds will be held until the next purchase date. No interest will be paid on amounts held by the Administrator pending investment. See Purchases on page 4.

Your investment must be made in U.S. dollars. Dominion Resources reserves the right to return investments of more than $100,000 per quarter. For the purpose of applying this limit, all investments during any quarter (including initial and ongoing investments, but excluding dividend reinvestment ) are aggregated.

  Monthly Installment Investments

  You must commit to make monthly installment payments of $40 or more for at least one year when buying your first DRI Shares through Dominion Direct. You may increase your monthly investment amount at any time.

    Payments By Mail - Mail your check or money order made payable to "Dominion Resources, Inc." together with the Investment Coupon that is attached to your monthly confirmation of transactions. Please do not send cash.

    Automatic Payments - Starting in 1997, you may make your monthly investments by electronic funds transfer. Automatic Investment may be made from accounts at any U.S. bank, savings association, credit union, or other financial institution that is a member of the National Automated Clearing House Association (NACHA).

    To initiate Automatic Investment, you must complete and sign the Automatic Investment Form and return it to the Administrator together with a voided blank check for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable.

    Authorization to initiate, change or terminate Automatic Investment must be received by the Administrator at least ten (10) business days preceding the date for electronic transfer of funds.

  Periodic Investments

  You may make investments of $40 or more by mailing a check or money order made payable to "Dominion Resources, Inc." together with the Investment Coupon that is attached to your confirmation of transactions. Please do not send cash.

Dividends

By completing a Dividend Authorization, you may select one of the following options:

  Full Dividend Reinvestment

  Reinvest dividends on all certificated DRI Shares held by you and on all DRI Shares held for you by Dominion Direct.

  Partial Dividend Reinvestment

  Receive a check representing cash dividends on a specified number of your DRI Shares and reinvest the remaining dividends through your Dominion Direct account. The shares specified to receive cash dividends may be made up of a combination of certificated DRI Shares held by you and DRI Shares held for you by Dominion Direct.

  Cash Dividends

  Receive a check representing cash dividends on all certificated DRI Shares held by you and all DRI Shares held for you by Dominion Direct.

  Note: Cash investments (monthly or periodic) may be made no matter which option you select.

If you do not specify otherwise, your DRI Shares held in Dominion Direct will be
treated as Full Dividend Reinvestment.   You may change your option by writing
to the Administrator.

When you choose or change a reinvestment option, it will begin with the first dividend payable after the dividend Record Date following your submission of a Dividend Authorization. Dividend Record Dates are publicly announced by Dominion Resources and are generally the first day of March, June, September and December.

Purchases

DRI Shares purchased through Dominion Direct will, at Dominion Resources' discretion, be either newly issued from Dominion Resources or purchased in the
open market.   Open market purchases will be made by an independent agent selected by the Administrator. Under Dominion Direct, you do not have the ability to order the purchase of a specific number of shares, the purchase of shares at a specified price or a particular date of purchase, as may be done with purchases through a broker.

The price of DRI Shares purchased through Dominion Direct will be 100% of either
(i) the average of the high and low sales prices on the date of purchase, as reported on the NYSE Composite Tape and reported in The Wall Street Journal, if newly issued from Dominion Resources, or, (ii) the average cost of all shares purchased for a particular purchase date, if purchased in the open market. Due to regulatory requirements, Dominion Direct may be required to make open market purchases over two or more consecutive business days.

Dominion Resources will pay all brokerage fees on shares purchased in the open market. These fees are expected to be no more than seven cents per share and will be considered as additional dividend income to you for tax purposes. (See
U. S. Federal Income Taxation on page 7.)

Shares generally will be purchased on the 5th and 20th of each month. If the 5th or 20th is on a day that the NYSE is closed, purchases will be made on the next business day. The Administrator must receive your check or money order two business days prior to the date on which DRI Shares are purchased. Funds received later than two business days prior to a purchase will be held for your account and used to purchase shares on the next purchase date. Interest will not be paid on any investment funds held for purchase. You can obtain a refund of any cash investment up to 48 hours prior to the purchase of any shares by notifying the Administrator in writing. Dividend Reinvest-ment purchases will be made on the 20th of the month in which the dividend is paid.

You will receive a monthly confirmation of each purchase. The confirmation will include an Investment Coupon for your use in making your next investment. In addition, you will receive a detailed year-end statement summarizing your Dominion Direct activity.

YOU SHOULD RETAIN YOUR YEAR-END STATEMENTS. THESE STATEMENTS PROVIDE COST BASIS INFORMATION WHICH IS NECESSARY FOR TAX REPORTING AFTER YOU SELL YOUR DRI SHARES.

Sales

With written instructions or a completed Sale Request Form, you may sell some or all DRI Shares held in your Dominion Direct account. The Administrator will instruct an independent agent to sell shares at least once a week at the then current market price of DRI Shares. A check for your sale proceeds, less your proportionate share of the brokerage commission and withholding tax, if any, will be mailed to you promptly. Brokerage fees are not expected to exceed seven cents per share. Sale proceeds can, upon written instruction, be wired to your personal bank account starting in 1997. Under Dominion Direct, you do not have the ability to sell shares at a specific price or on a particular date, as may be done with sales through a broker.

Safekeeping

If you have certificates for your DRI Shares, you may deposit some or all of them in a Dominion Direct account for safekeeping. By using Dominion Direct as a safekeeping service, shareholders no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. If certificates are lost or stolen, you cannot sell or transfer them without first obtaining replacement certificates. This process could take several weeks and result in cost and paperwork, both for you and for Dominion Resources. Certificates deposited in a Dominion Direct account may be conveniently sold or transferred.

To deposit certificates in Dominion Direct, you should send your certificates by registered and insured mail to the Administrator with a completed and signed Letter of Transmittal which you can obtain by contacting the Administrator. You should not endorse the certificates or complete the assignment section.

Dividends on DRI Shares held in a Dominion Direct account for safekeeping can be either reinvested or paid in cash (see Dividends on page 3). However, if you do not specify how dividends should be paid, the dividends will automatically be reinvested. You can change your reinvestment option by notifying the Administrator in writing.

Stock Certificates

All DRI Shares purchased through Dominion Direct will be held in a nominee account for Dominion Direct participants in book-entry form. You can, without charge, obtain a certificate for all or part of the whole shares credited to your account by making a request in writing to the Administrator. Any certificate issued from your account will be issued in the name or names in which the account is maintained, unless otherwise instructed. If the certificate is to be issued in a name other than that on your account, the shares must first be transferred. (See Transfers below.)

Closing Accounts

You may close your Dominion Direct account by giving written notice to the Administrator or by completing and returning the appropriate section of the Withdrawal Form that is attached to your monthly confirmation of transactions. Based on your instructions, the Administrator will close your Dominion Direct account and will either (i) send you a certificate for the number of whole shares held in your Dominion Direct account and a check for the value of any fractional share (based on the then current market price of DRI Shares, less applicable brokerage fees); or (ii) sell all shares held in your Dominion Direct account (see Sales on page 4).

Requests to close a Dominion Direct account will be processed by the Administrator at least once a week. If a request is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate dividend check will be mailed to you as soon as practicable following the payment date.

Dominion Resources reserves the right to terminate accounts with less than five
(5) DRI Shares by selling the shares as described under Sales on page 4.

Transfers

Shareholders may transfer the ownership of some or all of their DRI Shares by sending the Administrator written, signed transfer instructions. Signatures must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee program.

A new Dominion Direct account will be opened only with a transfer of five (5) shares or more.

Confirmation of Account Activity

Once you have established a Dominion Direct account, you will receive confirmations of any account activity, including reinvested dividends. Confirmations will be mailed monthly, if applicable, and will include an Investment Coupon and a Withdrawal Form. You also will receive an annual statement summarizing all activity in your account for that year.

STOCK SPLITS; STOCK DIVIDENDS; OTHER DISTRIBUTIONS

In the event dividends are paid in DRI Shares, or if DRI Shares are distributed in connection with any stock split or similar transaction, each account shall be adjusted to reflect the receipt of the DRI Shares so paid or distributed.

YOUR RIGHTS AS A PARTICIPANT

All DRI Shares purchased and/or held in your Dominion Direct account will be held in a nominee name, and administered by the Administrator, as custodian. Cash held for your account pending investment will be held in a segregated account and will not be commingled with funds of Dominion Resources (although funds held for participants will be commingled with funds held for other participants.) You will receive all reports distributed to Dominion Resources' shareholders, as well as proxy materials, including a proxy covering all DRI Shares held in your Dominion Direct account, relating to any annual or special meeting of Dominion Resources' common shareholders. DRI Shares held in a Dominion Direct account will be voted as and to the extent specified thereon by you. If a proxy with respect to your Dominion Direct account is not received by the Administrator prior to the fifth day before a shareholder meeting, the Administrator will vote them in accordance with the recommendations of Dominion Resources' management.

RESPONSIBILITY OF THE ADMINISTRATOR AND DOMINION RESOURCES

Neither Dominion Resources nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including without limitation, the failure to terminate your account upon your death prior to receipt of notice in writing of such death, or any act or omission to act with respect to the prices at which DRI Shares are purchased or sold for your account or the times at which such purchases or sales are made.

You should recognize that neither Dominion Resources nor the Administrator can assure a profit or protect against a loss on DRI shares purchased under Dominion Direct. The establishment and maintenance of Dominion Direct by Dominion Resources does not constitute an assurance with respect to either the value of DRI Shares or whether Dominion Resources will continue to pay dividends on DRI Shares or at what rate.

In acting under the terms and conditions of Dominion Direct as described in this Prospectus, neither Dominion Resources nor any of its agents or subsidiaries shall be liable with respect to the price at which DRI Shares are purchased for your account or with respect to any fluctuation in the market value before or after the purchase of DRI Shares.

MODIFICATION OR TERMINATION OF DOMINION DIRECT

Dominion Resources may modify or terminate Dominion Direct at any time and, in such event, you will be notified in writing. No modification or termination will affect previously executed transactions. The Administrator also reserves the right to change any administrative procedures of Dominion Direct.

INTERPRETATION OF DOMINION DIRECT

Dominion Resources may in its absolute discretion interpret and regulate Dominion Direct as deemed necessary or desirable in connection with the operation of Dominion Direct and resolve questions or ambiguities concerning the various provisions of Dominion Direct. Dominion Resources retains the right to waive strict compliance with terms of Dominion Direct at any time.

GOVERNING LAW

Dominion Direct shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

CHANGE OF ELIGIBILITY; TERMINATION

The Administrator will from time to time review the status of participants to determine whether they continue to be eligible to participate in Dominion Direct. If the Administrator determines that you no longer qualify in any of the categories listed under Eligibility on page 2, or if Dominion Direct is terminated for any reason whatsoever, the Administrator will notify you in writing. Not later than 30 days following such notice, the Administrator will either (i) send you a certificate for the number of whole DRI Shares held in your Dominion Direct account and a check for the value of any fractional share (based on the then current market price, less applicable brokers fees); or
(ii) sell all DRI Shares in your Dominion Direct account in the manner described under Sales on page 4. If a Dominion Direct account consists of less than five (5) DRI Shares, the Administrator may close such account by notifying you in writing, selling the shares as described above under Sales on page 4.

U.S. FEDERAL INCOME TAXATION

Dividends paid or reinvested under Dominion Direct will be taxable to you as dividend income. This amount will include any brokerage fees paid by Dominion Resources on shares purchased in the open market.

Your tax basis in DRI Shares will equal your original investment plus any reinvested dividends. The holding period for such shares will begin the day after any purchase date. You will receive an annual statement from the Administrator indicating the amount of dividends reported to the U.S. Internal Revenue Service (IRS).

You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of DRI Shares to Dominion Direct or the withdrawal of whole DRI Shares from Dominion Direct. You will, however, generally realize gain or loss upon the sale of DRI Shares (including the receipt of cash for a fractional share) held in Dominion Direct.

Dominion Direct participants who are non-resident aliens or non-U.S. entities generally are subject to a withholding tax on dividends paid on DRI Shares held in Dominion Direct. The Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with IRS regulations. Where applicable, this withholding tax is determined by treaty between the U.S. and the country in which such participant resides. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to your Dominion Direct account for investment in additional DRI Shares.

The foregoing does not purport to be a comprehensive summary of all of the tax considerations that may be relevant to you in Dominion Direct. In addition, special tax considerations may apply to certain participants. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in Dominion Direct.

USE OF PROCEEDS

Dominion Resources will receive proceeds from the purchase of DRI Shares through Dominion Direct only to the extent that such purchases are made directly from Dominion Resources, and not from open market purchases. Proceeds received by Dominion Resources from such purchases will be added to the general funds of Dominion Resources and will be used to meet its capital requirements and the capital requirements of its subsidiaries.

INDEMNIFICATION UNDER THE SECURITIES ACT

Except in limited circumstances, Dominion Resources is required by provisions in its Articles of Incorporation to indemnify its directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Dominion Resources pursuant to the foregoing provisions, Dominion Resources has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

DRI Shares offered through Dominion Direct will be newly issued from Dominion Resources or purchased in the open market, at Dominion Resources' option. You will be required to pay certain brokerage fees, which are expected to be no more than seven cents per share, in connection with the sale of DRI Shares through Dominion Direct. All other costs related to the administration of Dominion Direct will be paid by Dominion Resources.

LEGAL MATTERS

The legality of the DRI Shares covered hereby has been passed upon by Thomas F. Farrell, II, Esq., Vice President and General Counsel of Dominion Resources.

EXPERTS

The consolidated financial statements incorporated by reference in Dominion Resources' Annual Report for 1995 on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference in such Form 10-K. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

INQUIRIES

Telephone inquiries regarding Dominion Direct accounts may be directed to the Administrator at 1-800-552-4034 (U.S. only). Written inquiries should be directed to Dominion Resources Shareholder Administration, Dominion Resources, Inc., P. O. Box 26532, Richmond, Virginia 23261-6532, and should include your Social Security number and a daytime telephone number.

Prospectus



Dominion Resources, Inc.


Dominion Direct Investment









                                                 6,000,000 Shares
                                                  of Common Stock
                                              (Without Par Value)



                                                 May ______, 1996

TABLE OF CONTENTS

Available Information. . . . . . . . . . . . . . . . . . . .             1
Incorporation of Certain Documents by Reference. . . . . . .             1
About Dominion Resources . . . . . . . . . . . . . . . . . .             2
Dominion Direct Investment . . . . . . . . . . . . . . . . .             2
    Purpose. . . . . . . . . . . . . . . . . . . . . . . . .             2
    Administration . . . . . . . . . . . . . . . . . . . . .             2
    Eligibility. . . . . . . . . . . . . . . . . . . . . . .             2
    Enrollment Procedures. . . . . . . . . . . . . . . . . .             2
         Shareholders. . . . . . . . . . . . . . . . . . . .             2
         Non-shareholders. . . . . . . . . . . . . . . . . .             2
         "Street Name" Holders . . . . . . . . . . . . . . .             2
    Methods of Investment. . . . . . . . . . . . . . . . . .             3
         Monthly Installment Investments . . . . . . . . . .             3
          Periodic Investments . . . . . . . . . . . . . . .             3
    Dividends. . . . . . . . . . . . . . . . . . . . . . . .             3
         Full Dividend Reinvestment  . . . . . . . . . . . .             3
         Partial Dividend Reinvestment . . . . . . . . . . .             3
         Cash Dividends. . . . . . . . . . . . . . . . . . .             4
    Purchases  . . . . . . . . . . . . . . . . . . . . . . .             4
    Sales  . . . . . . . . . . . . . . . . . . . . . . . . .             4
    Safekeeping. . . . . . . . . . . . . . . . . . . . . . .             5
    Stock Certificates . . . . . . . . . . . . . . . . . . .             5
    Closing Accounts . . . . . . . . . . . . . . . . . . . .             5
    Transfers. . . . . . . . . . . . . . . . . . . . . . . .             5
    Confirmation of Account Activity . . . . . . . . . . . .             5
Stock Splits; Stock Dividends; Other Distributions . . . . .             5
Your Rights as a Participant . . . . . . . . . . . . . . . .             6
Responsibility of the Administrator and Dominion Resources .             6
Modification or Termination of Dominion Direct . . . . . . .             6
Interpretation of Dominion Direct. . . . . . . . . . . . . .             6
Governing Law. . . . . . . . . . . . . . . . . . . . . . . .             6
Change of Eligibility; Termination . . . . . . . . . . . . .             6
U.S. Federal Income Taxation . . . . . . . . . . . . . . . .             7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .             7
Indemnification Under the Securities Act . . . . . . . . . .             7
Plan of Distribution . . . . . . . . . . . . . . . . . . . .             7
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . .             7
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . .             7
Inquiries. . . . . . . . . . . . . . . . . . . . . . . . . .             8

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

                                                                  Estimated

Securities and Exchange Commission Registration Fee. . . . . . . .$  78,621
Printing Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   40,000
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . .    5,000
New York Stock Exchange Listing Fee. . . . . . . . . . . . . . . .   21,000
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .   60,000
Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . . .   10,379

Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $215,000

Item 15.  Indemnification of Directors and Officers.

Article VI of Dominion Resources' Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion Resources is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

In addition, Article VI of Dominion Resources' Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation's articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion Resources' Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

The Company has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 16.  Exhibits.

    Exhibit No.                        Description of Document

       4(i) Articles of Incorporation as in effect on May 4, 1987 (Exhibit 3(i), Form 10-K for the fiscal year ended December 31, 1993, File No. 1-8489, incorporated by reference).

       4(ii) Bylaws as in effect on September 21, 1994 (Exhibit 3(ii), Form 10-K for the fiscal year ended December 31, 1994, File No. 1-8489, incorporated by reference).

         5 Opinion of Thomas F. Farrell, II, Esq., Vice President and General Counsel of Dominion Resources, Inc. (filed herewith).

     Exhibit No.                       Description of Document

       23(i) Consent of Thomas F. Farrell, II, Esq., Vice President and General Counsel of Dominion Resources, Inc. (contained in
              Exhibit 5).

      23(ii)  Consent of Deloitte & Touche LLP (filed herewith).

        24    Powers of Attorney (Included herein).

Item 17.  Undertakings.

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the informa-tion required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        POWERS OF ATTORNEY

Each person whose signature appears below hereby authorizes either agent for service named in the registration statement, as attorney-in-fact, to sign on his/her behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement, and Dominion Resources hereby confers like authority to sign and file on its behalf.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on April 24, 1996.


                                  DOMINION RESOURCES, INC.

                             By  /s/THOS. E. CAPPS
                                     Thos. E. Capps
                                  Chairman of the Board of Directors,
                                  President and Chief Executive Officer

Pursuant to requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on April 24, 1996.

                  Signature                           Title


             /s/JOHN B. ADAMS, JR.
             John B. Adams, Jr.                  Director


            /s/JOHN B. BERNHARDT
               John B. Bernhardt                 Director


               /s/THOS. E. CAPPS
               Thos. E. Capps                    Chairman of the Board of
                                                 Directors, President (Chief
                                                 Executive Officer) and Director

          /s/BENJAMIN J. LAMBERT, III
          Benjamin J. Lambert, III               Director


           /s/RICHARD L. LEATHERWOOD
           Richard L. Leatherwood                Director


           /s/HARVEY L. LINDSAY, JR.
           Harvey L. Lindsay, Jr.                Director


             /s/KENNETH A. RANDALL
             Kenneth A. Randall                  Director


             /s/WILLIAM T. ROOS
                William T. Roos                  Director


               /s/FRANK S. ROYAL
               Frank S. Royal                    Director


               /s/JUDITH B. SACK
               Judith B. Sack                    Director

              Signature                            Title


            /s/S. DALLAS SIMMONS
               S. Dallas Simmons                    Director



            /s/ROBERT H. SPILMAN
               Robert H. Spilman                    Director


            /s/LINWOOD R. ROBERTSON
            Linwood R. Robertson                    Senior Vice President (Chief
                                                    Financial Officer)


             /s/J. L. TRUEHEART
                J. L. Trueheart                   Vice President and Controller
                                                 (Principal Accounting Officer)